Exhibit 99.1

Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

Editorial Contact:
Lisa Washington
Xilinx, Inc.
(408) 626-6272
lisa.washington@xilinx.com

FOR IMMEDIATE RELEASE

XILINX CEO ANNOUNCES RETIREMENT

     SAN JOSE, CA, AUGUST 7, 2007 – Xilinx, Inc. (NASDAQ: XLNX) today announced that Willem P. Roelandts, 62, President, Chief Executive Officer and Chairman of the Board intends to retire from the positions of President and Chief Executive Officer. A committee of the Company’s Board of Directors has been formed to begin an immediate search for a successor, evaluating both external and internal candidates. Roelandts will remain Chief Executive Officer until a successor is named. Upon retirement, Roelandts will continue to serve as Chairman of the Board.

     At the helm of Xilinx since 1996, Roelandts led the company through an intense period of change within the semiconductor industry, growing Xilinx sales from $560 million to over $1.8 billion. During his tenure, Roelandts significantly expanded the Company’s global business and initiated its successful market diversification strategy to better address high-growth end markets, including consumer, automotive, industrial and defense. These markets have grown from 12 percent of total revenues in fiscal year 2002 to 45 percent of total revenues today.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “may,” “will,” “could,” “should,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar words. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the ability to retain a qualified CEO candidate in the timeframe noted above and other risk factors listed in our most recent Form 10-K.

About Xilinx

     Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.